UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 21, 2017

Paragon Offshore plc
(Exact name of Registrant as specified in its charter)

England and Wales	001-36465	98-1146017
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

3151 Briarpark Drive, Suite 700 Houston, Texas	77042
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: +44 20 330 2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02 Termination of a Material Definitive Agreement.
Noble Settlement Agreement
As previously disclosed in the Current Reports on Form 8-K of Paragon Offshore plc (the “Company”), on February 12, 2016, the Company entered into a binding term sheet (the “Term Sheet”) with Noble Corporation plc (“Noble”) with respect to a definitive settlement agreement (the “Noble Settlement Agreement”). On April 29, 2016, the Company and Noble executed the Noble Settlement Agreement as contemplated by the Term Sheet. The Noble Settlement Agreement would have become effective upon the consummation of the Company’s previously disclosed Second Joint Chapter 11 Plan of Reorganization of the Company, or a plan of reorganization substantially similar thereto, and the satisfaction of certain other conditions precedent as set forth in the Noble Settlement Agreement. The Noble Settlement Agreement provided that Noble may unilaterally terminate the Noble Settlement Agreement if: (i) the Debtors’ filed a plan of reorganization with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) that did not incorporate the terms and conditions of the Noble Settlement Agreement, (ii) the Debtors filed a motion before the Bankruptcy Court to terminate their obligations under the Noble Settlement Agreement, or (iii) the release of claims by the Debtors in favor of Noble was deemed invalid or unenforceable.

On April 21, 2017, the Company filed its Fourth Joint Chapter 11 Plan of Reorganization (the “New Plan”) with the Bankruptcy Court. Under the New Plan, the Company does not intend to seek approval of the Noble Settlement Agreement with the Bankruptcy Court. As a result, on April 21, 2017, Noble terminated the Noble Settlement Agreement.

As previously disclosed, pursuant to the Noble Settlement Agreement, Noble would have provided direct bonding in fulfillment of the requirements necessary to challenge tax assessments in Mexico relating to the Company’s business for the tax years 2005 through 2010 (the “Mexican Tax Assessments”). The Mexican Tax Assessments were originally allocated to the Company by Noble pursuant to the Tax Sharing Agreement by and between Noble and the Company, which was entered into in connection the Company’s separation from Noble (the “Spin-Off”).

As previously disclosed, the Company has contested or intends to contest the Mexican Tax Assessments and it may be required to post bonds in connection therewith.  As of December 31, 2016, the Mexican Tax Assessments totaled approximately $165 million, with assessments for 2009 and 2010 yet to be received.  Additionally, pursuant to the Noble Settlement Agreement, Noble would have been responsible for all of the ultimate tax liability for Noble legal entities and 50% of the ultimate tax liability for the Company’s legal entities following the defense of the Mexican Tax Assessments.  In consideration for this support, the Company had agreed to release Noble, fully and unconditionally, from any and all claims in relation to the Spin Off.

Item 8.01 Other Information.
As previously reported, on February 14, 2016, the Company and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court.

As previously reported, on January 18, 2017, the Company reached an agreement in principle with a steering committee of lenders under Paragon’s Senior Secured Revolving Credit Agreement maturing July 2019 (the “Revolver Lenders”) and an ad hoc committee of lenders under Paragon’s Senior Secured Term Loan Agreement maturing July 2021 (the “Term Lenders,” and together with the Revolver Lenders, the “Secured Lenders”) to support a new chapter 11 plan of reorganization for the Debtors (the “Prior Plan”). As previously reported, on February 7, 2017, the Company filed the Prior Plan and related disclosure statement with the Bankruptcy Court.

As disclosed above, on April 21, 2017, following further discussions with the Secured Lenders, the Company filed the New Plan and related disclosure statement with the Bankruptcy Court. The New Plan makes certain modifications to the Prior Plan, among other changes, to: (i) no longer seek approval of the Noble Settlement Agreement; (ii) provide for a combined class of general unsecured creditors, including the Company’s 6.75% senior unsecured notes maturing July 2022 and 7.25% senior unsecured notes maturing August 2024; and (iii) provides for the post-emergence wind-down of certain of the Debtors’ dormant subsidiaries and discontinued businesses.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to risks associated with the Company’s reorganization, the ability of the Company to implement the transaction contemplated by the New Plan in Bankruptcy Court, the general nature of the oil and gas industry, actions by regulatory authorities, customers and other third parties, and other factors detailed in the “Risk Factors” section of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016, and in its other filings with the United States Securities and Exchange Commission (the “SEC”), which are available free of charge on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Paragon Offshore plc

Date: April 25, 2017	By:	/s/ Lee M. Ahlstrom
	Name:	Lee M. Ahlstrom
	Title:	Senior Vice President & Interim Chief Financial Officer